Exhibit 1.1

Statuten von Molecular Partners AG vom Januar 9, 2025	Articles of Incorporation of Molecular Partners Ltd as of January 9, 2025[1]

[1] This is a translation of the original German version. In case of any discrepancy, the German version shall prevail.

		Abschnitt 1: Firma, Sitz, Zweck und Dauer der Gesellschaft			Section 1: Name, Place of Incorporation, Purpose and Duration of the Company

		Artikel 1			Article 1
Firma, Sitz	1	Unter der Firma Molecular Partners AG (Molecular Partners SA) (Molecular Partners Ltd) (die Gesellschaft) besteht eine Aktiengesellschaft, die den vorliegenden Statuten und den Vorschriften des 26. Titels des Schweizerischen Obligationenrechts (das OR) untersteht.	Name, Place of Incorporation	1
Under the name

Molecular Partners AG (Molecular Partners SA) (Molecular Partners Ltd) (the Company)

there exists a corporation as defined in title 26 of the Swiss Code of Obligations (CO) and in these Articles of Incorporation.

	2	Der Sitz der Gesellschaft ist in Schlieren, Kanton Zürich. Die Dauer der Gesellschaft ist unbeschränkt.		2	The registered office of the Company is in Schlieren, Canton of Zurich. The duration of the Company is unlimited.

Zweck		Artikel 2	Purpose		Article 2
	1	Zweck der Gesellschaft ist die Forschung, Entwicklung, Herstellung und der Verkauf von Produkten in den Gebieten der Biotechnologie, der Pharmazie, Medizintechnologie, Diagnose und Therapie sowie der Kauf, Verkauf und die Verwendung von Patenten und Lizenzen auf diesem Gebiet. Die Gesellschaft kann alle Geschäfte tätigen, die geeignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhängen.		1
The Company's purpose is to research, develop, produce and sell products in the fields of biotechnology, pharamceutica, medical technology, diagnosis and therapy as well as to purchase, sell and use patents and licences in this field. The Company may engage in all types of transactions that appear appropriate to promote the purpose of the Company or that are related thereto.

	2	Die Gesellschaft kann Grundstücke im In- und Ausland erwerben, verwalten, belasten, verwerten und verkaufen sowie andere Gesellschaften finanzieren.		2	The Company may acquire, administer, encumber, exploit or sell real estate in Switzerland and aborad and may also finance other companies.
	3	Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten und sich an anderen Unternehmen beteiligen oder mit diesen fusionieren.		3	The Company may establish branches and subsidiaries within Switzerland or abroad and may acquire participations in other companies.

	4	Bei der Verfolgung ihres Gesellschaftszwecks strebt die Gesellschaft die Schaffung von langfristigem, nachhaltigem Wert an.		4	In pursuing its purpose, the Company strives to create long-term, sustainable value.

		Abschnitt 2: Aktienkapital			Section 2: Share Capital

		Artikel 3			Article 3
Aktienkapital	1	Das Aktienkapital der Gesellschaft beträgt CHF 4'036'309.50 und ist eingeteilt in 40'363’095 Namenaktien mit einem Nennwert von je CHF 0.10.	Share Capital	1	The share capital of the Company is CHF 4,036,309.50 and is divided into 40,363,095 registered shares. Each registered share has a par value of CHF 0.10.
	2	Die Aktien sind voll liberiert.		2	The shares are fully paid up.

		Artikel 3a			Article 3a
Kapitalband	1
Die Gesellschaft verfügt über ein Kapitalband zwischen CHF 3'672'010.70 (untere Grenze) und CHF 5'489'725.55 (obere Grenze). Der Verwaltungsrat ist im Rahmen des Kapitalbands ermächtigt, bis zum 17. April 2029 oder bis zu einem früheren Dahinfallen des Kapitalbands das Aktienkapital einmal oder mehrmals und in beliebigen Beträgen zu erhöhen oder herabzusetzen oder Aktien direkt oder indirekt zu erwerben oder zu veräussern. Die Kapitalerhöhung oder -herabsetzung kann durch Ausgabe von voll zu liberierenden Namenaktien bzw. Vernichtung von Namenaktien oder durch eine Erhöhung bzw. Herabsetzung der Nennwerte der bestehenden Namenaktien im Rahmen des Kapitalbands oder durch gleichzeitige Herabsetzung und Wiedererhöhung erfolgen.
			Capital Range	1
The Company has a capital range ranging from CHF 3,672,010.70 (lower limit) to up to CHF 5,489,725.55 (upper limit). The board of directors shall be authorized within the capital range to increase or reduce the share capital once or several times and in any amounts or to acquire or dispose of shares directly or indirectly, until April 17, 2029 or until an earlier expiry of the capital range. The capital increase or reduction may be effected by issuing fully paid-in registered shares and cancelling registered shares, as applicable, or by increasing or reducing the par value of the existing shares within the limits of the capital range or by simultaneous reduction and re-increase of the share capital.

	2	Im Falle einer Ausgabe von Aktien unterliegen Zeichnung und Erwerb der neuen Aktien sowie jede nachfolgende Übertragung der Aktien den Beschränkungen von Artikel 5 dieser Statuten.		2
In the event of an issue of shares, the subscription and acquisition of the new shares as well as any each subsequent transfer of the shares shall be subject to the restrictions of Article 5 of these Articles of Incorporation.

3
Bei einer Erhöhung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, den Ausgabebetrag, die Art der Einlagen (einschliesslich Barliberierung, Sacheinlage, Verrechnung und Umwandlung von Reserven oder eines Gewinnvortrags in Aktienkapital), den Zeitpunkt der Ausgabe, die Bedingungen der Bezugsrechtsausübung und den Beginn der Dividendenberechtigung fest. Dabei kann der Verwaltungsrat neue Aktien mittels Festübernahme durch eine Bank, ein Bankenkonsortium oder einen anderen Dritten und anschliessendem Angebot an die bisherigen Aktionäre oder an Dritte (sofern die Bezugsrechte der bisherigen Aktionäre aufgehoben oder nicht gültig ausgeübt wurden) ausgeben. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu ermöglichen, zu beschränken oder auszuschliessen. Nicht gültig ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht gültig ausgeübt wurden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.
3
In the event of a capital increase within the capital range, the board of directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscription rights and the beginning date for dividend entitlement. In this regard, the board of directors may issue new shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offer of these shares to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised). The board of directors is entitled to permit, to restrict or to exclude the trade with subscription rights. It may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of the Company.

4
Der Verwaltungsrat ist im Fall einer Ausgabe von Aktien ermächtigt, das Bezugsrecht der bisherigen Aktionäre aufzuheben oder zu beschränken und Dritten, der Gesellschaft oder einer ihrer Konzerngesellschaften zuzuweisen:
(a)für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen, den Erwerb von Produkten, Immaterialgütern oder Lizenzen oder für Investitionsvorhaben oder für die Finanzierung oder Refinanzierung solcher Transaktionen durch eine Aktienplatzierung; oder
(b)zum Zwecke der Erweiterung des Aktionärskreises der Gesellschaft in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern einschliesslich Finanzinvestoren oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder an ausländischen Börsen; oder
(c)wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder
(d)für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder
(e)wenn ein Aktionär oder eine Gruppe von in gemeinsamer Absprache handelnden Aktionären mehr als 15% des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft auf sich vereinigt hat, ohne allen übrigen Aktionären ein vom Verwaltungsrat empfohlenes Übernahmeangebot unterbreitet zu haben; oder
(f)zur Abwehr eines unterbreiteten, angedrohten oder potenziellen Übernahmeangebotes, welches der Verwaltungsrat, nach Konsultation mit einem von ihm beigezogenen unabhängigen Finanzberater, den Aktionären nicht zur Annahme empfohlen hat bzw. nicht empfehlen wird, weil der Verwaltungsrat das Übernahmeangebot in finanzieller Hinsicht gegenüber den Aktionären nicht als fair beurteilt hat; oder
(g)die Beschaffung von Eigenkapital auf eine schnelle und flexible Weise, welche ohne den Ausschluss der Bezugsrechte der bisherigen Aktionäre nicht oder nur schwer oder zu wesentlich schlechteren Bedingungen möglich wäre; oder
(h)für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Mitarbeitende, Vertragspartner, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Konzerngesellschaften Leistungen erbringen.
4
In the event of a share issue the board of directors is authorized to withdraw or restrict subscription rights of existing shareholders and allocate such rights to third parties, the Company or any of its group companies:
(a)for the acquisition of companies, parts of companies or participations, for the acquisition of products, intellectual property or licenses, or for investment projects or for the financing or refinancing of such transactions through a placement of shares; or
(b)for the purpose of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with a listing of new shares on domestic or foreign stock exchanges; or
(c)if the issue price of the new Shares is determined by reference to the market price; or
(d)for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchasers or underwriters; or
(e)following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the commercial register without having submitted to all other shareholders a takeover offer recommended by the board of directors; or
(f)for the defense of an actual, threatened or potential takeover bid, in relation to which the board of directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the board of directors has not found the takeover bid to be financially fair to the shareholders; or
(g)for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or
(h)for the participation of members of the board of directors, members of the Executive Committee, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies.

	5	Nach einer Nennwertveränderung sind neue Aktien im Rahmen des Kapitalbands mit gleichem Nennwert auszugeben wie die bestehenden Aktien.		5	After a change of the par value, new shares shall be issued within the capital range with the same par value as the existing shares.
	6	Erhöht sich das Aktienkapital aufgrund einer Erhöhung aus bedingtem Kapital nach Artikel 3b und Artikel 3c dieser Statuten, so erhöht sich die obere Grenze des Kapitalbands entsprechend dem Umfang der Erhöhung des Aktienkapitals.		6
If the share capital increases as a result of an increase from conditional capital pursuant to Article 3b and Article 3c of these Articles of Incorporation, the upper limit of the capital range shall increase in an amount corresponding to such increase in the share capital.

	7	Bei einer Herabsetzung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, die Verwendung des Herabsetzungsbetrags fest. Der Verwaltungsrat kann den Herabsetzungsbetrag auch zur teilweisen oder vollständigen Beseitigung einer Unterbilanz im Sinne von Artikel 653p OR verwenden oder das Aktienkapital im Sinne von Artikel 653q OR gleichzeitig herabsetzen und mindestens auf den bisherigen Betrag erhöhen.		7
In the event of a reduction of the share capital within the capital range, the board of directors shall, to the extent necessary, determine the use of the reduction amount. The board of directors may also use the reduction amount for the partial or full elimination of a share capital shortfall in the sense of Article 653p CO or may, in the sense of Article 653q CO, simultaneously reduce and increase the share capital to at least the previous amount.

		Artikel 3b			Article 3b
Bedingtes Aktienkapital für Mitarbeiterbeteiligung	1	Das Aktienkapital kann sich durch Ausgabe von höchstens 3'634’190 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.10 um höchstens CHF 363’419 erhöhen durch direkte oder indirekte Ausgabe von Aktien, Optionen oder diesbezüglichen Bezugsrechten an Mitarbeiter und Mitglieder des Verwaltungsrats der Gesellschaft und ihrer Konzerngesellschaften sowie an Mitglieder von Beiräten.	Conditional Share Capital for Employee Participation	1
The share capital may be increased in an amount not to exceed CHF 363,419 through the issuance of up to 3,634,190 fully paid up registered shares with a par value of CHF 0.10 per share through the direct or indirect issuance of shares, options or preemptive rights thereof granted to employees and members of the board of directors of the Company or its subsidiaries as well as to members of any advisory boards.

	2	Bei der Ausgabe von Aktien, Optionen oder diesbezüglichen Bezugsrechten sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Aktionäre der Gesellschaft ausgeschlossen. Die Ausgabe von Aktien, Optionen oder diesbezüglichen Bezugsrechten erfolgt gemäss einem oder mehreren vom Verwaltungsrat oder, soweit an ihn delegiert, vom Vergütungsausschuss zu erlassenden Beteiligungsplänen, Reglementen oder Beschlüssen und unter Beachtung von Abschnitt 4 dieser Statuten.		2
The preemptive rights and advance subscription rights of the shareholders of the Company shall be excluded in connection with the issuance of any shares, options or preemptive rights thereof. Shares, options or preemptive rights thereof shall be issued in accordance with one or more participation plans, policies or resolutions to be issued by the board of directors or, to the extent delegated to it, the compensation committee and in accordance with Section 4 of these Articles of Incorporation.

	3	Die Erklärung über den Erwerb von Aktien gestützt auf diesen Artikel 3b hat auf diesen Artikel 3b hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Aktien gestützt auf diesen Artikel 3b kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.		3
The declaration of acquisition of the shares based on this Article 3b shall refer to this Article 3b and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 3b may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

	4	Die neuen Aktien, welche durch Mitarbeiter, Mitglieder des Verwaltungsrats der Gesellschaft und ihrer Konzerngesellschaften oder Mitglieder von Beiräten im Rahmen eines Mitarbeiterbeteiligungsprogramms direkt oder indirekt erworben werden, sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 5 dieser Statuten.		4
The new shares directly or indirectly acquired by employees, members of the board of directors of the Company or its subsidiaries or members of any advisory boards in connection with an employee participation program and any subsequent transfer of such shares shall be restricted by Article 5 of these Articles of Incorporation.

		Artikel 3c			Article 3c
Bedingtes Aktienkapital für Finanzierungen, Akquisitionen und andere Zwecke	1	Das Aktienkapital kann sich durch Ausgabe von höchstens 2'260'870 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.10 um höchstens CHF 226'087 erhöhen durch die Ausübung oder Zwangsausübung von Wandel-, Tausch-, Options-, Bezugs- oder ähnlichen Rechten auf den Bezug von Aktien, welche Aktionären oder Dritten allein oder in Verbindung mit Anleihensobligationen, Darlehen, Optionen, Warrants oder anderen Finanzmarktinstrumenten oder vertraglichen Verpflichtungen der Gesellschaft oder einer ihrer Gruppengesellschaften eingeräumt werden (nachfolgend zusammen die Finanzinstrumente).	Conditional Share Capital for Financing, Acquisitions and other Purposes	1
The share capital may be increased in an amount not to exceed CHF 226,087 through the issuance of up to 2,260,870 fully paid up registered shares with a par value of CHF 0.10 per share through the exercise or mandatory exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted to shareholders or third parties alone or in connection with bonds, notes, options, warrants or other securities or contractual obligations by or of the Company or any of its group companies (hereinafter collectively, the Financial Instruments).

	2	Bei der Ausgabe von Aktien bei Ausübung der Finanzinstrumente ist das Bezugsrecht der Aktionäre ausgeschlossen. Zum Bezug der neuen Aktien, die bei Ausübung von Finanzinstrumenten ausgegeben werden, sind die jeweiligen Inhaber der Finanzinstrumente berechtigt. Die Bedingungen der Finanzinstrumente sind durch den Verwaltungsrat festzulegen.		2
The preemptive rights of the shareholders shall be excluded in connection with the issuance of shares upon the exercise of any Financial Instruments. The then-current owners of such Financial Instruments shall be entitled to acquire the new shares issued upon conversion, exchange or exercise of any Financial Instruments. The conditions of the Financial Instruments shall be determined by the board of directors.

3
Der Verwaltungsrat ist ermächtigt, die Vorwegzeichnungsrechte der Aktionäre im Zusammenhang mit der Ausgabe von Finanzinstrumenten durch die Gesellschaft oder eine ihrer Gruppengesellschaften zu beschränken oder aufzuheben, falls (1) die Ausgabe zum Zwecke der Finanzierung oder Refinanzierung der Übernahme von Unternehmen, Unternehmensteilen, Beteiligungen oder Investitionen, oder (2) die Ausgabe auf nationalen oder internationalen Finanzmärkten oder im Rahmen einer Privatplatzierung erfolgt.
Wird das Vorwegzeichnungsrecht weder direkt noch indirekt durch den Verwaltungsrat gewährt, gilt Folgendes:
(a)Die Finanzinstrumente sind zu marktüblichen Bedingungen auszugeben oder einzugehen; und
(b)der Umwandlungs-, Tausch- oder sonstige Ausübungspreis der Finanzinstrumente ist unter Berücksichtigung des Marktpreises im Zeitpunkt der Ausgabe der Finanzinstrumente festzusetzen; und
(c)die Finanzinstrumente sind höchstens während 10 Jahren ab dem jeweiligen Zeitpunkt der betreffenden Ausgabe oder des betreffenden Abschlusses wandel-, tausch- oder ausübbar.
		3
The board of directors shall be authorized to withdraw or limit the advance subscription rights of the shareholders in connection with the issuance by the Company or one of its group companies of Financial Instruments if (1) the issuance is for purposes of financing or refinancing the acquisition of an enterprise, parts of an enterprise, participations or investments or (2) the issuance occurs in national or international capital markets or through a private placement.
If the advance subscription rights are neither granted directly nor indirectly by the board of directors, the following shall apply:
(a)the Financial Instruments shall be issued or entered into at market conditions; and
(b)the conversion, exchange or exercise price of the Financial Instruments shall be set with reference to the market conditions prevailing at the date on which the Financial Instruments are issued; and
(c)the Financial Instruments may be converted, exchanged or exercised during a maximum period of 10 years from the date of the relevant issuance or entry.

4	Die neuen Aktien, welche über die Ausübung von Finanzinstrumenten direkt oder indirekt erworben werden, sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 5 dieser Statuten.	4
The new shares directly or indirectly acquired through the exercise of Financial Instruments and any subsequent transfer of such shares shall be restricted by Article 5 of these Articles of Incorporation.

	Artikel 4		Article 4

Aktienzertifikate und Bucheffekten	1	Die Gesellschaft kann ihre Namenaktien als Wertrechte nach Artikel 973c oder 973d OR, als Bucheffekten im Sinne des Bucheffektengesetzes oder als Einzel- oder Globalurkunden ausgeben. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Die Gesellschaft trägt dafür die Kosten.	Share Certificates and Intermediated Securities	1
The Company may issue its registered shares as uncertificated securities pursuant to article 973c or 973d CO, as intermediated securities in the sense of the Federal Act on Intermediated Securities, or in the form of single or global certificates. Subject to applicable law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost associated with any such conversion.

	2	Der Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Insbesondere hat der Aktionär keinen Anspruch auf die Verbriefung der Mitgliedschaft in einem Wertpapier. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.		2
The shareholder has no right to demand a conversion of the form of the registered shares. In particular, the shareholder has no claim to the certification of the membership in a security. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register.

	3	Bucheffekten, denen Namenaktien der Gesellschaft zugrunde liegen, können nicht durch Zession übertragen werden. An diesen Bucheffekten können auch keine Sicherheiten durch Zession bestellt werden.		3
Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. Further, a security interest in any such intermediated securities cannot be granted by way of assignment.

		Artikel 5			Article 5
Aktienbuch, Übertragungsbeschränkungen, Nominees	1	Die Gesellschaft führt für die Namenaktien ein Aktienbuch, in welches die Eigentümer und Nutzniesser mit Namen und Vornamen (bei juristischen Personen die Firma), Kontaktdaten und Staatsangehörigkeit (bei juristischen Personen der Sitz) eingetragen werden. Wechselt eine im Aktienbuch eingetragene Person ihre Kontaktdaten, so hat sie dies der Gesellschaft mitzuteilen. Mitteilungen der Gesellschaft gelten als rechtsgültig erfolgt, wenn sie an die im Aktienbuch zuletzt eingetragenen Kontaktdaten des Aktionärs bzw. Zustellungsbevollmächtigten gesendet werden.	Share Register, Transfer Restrictions, Nominees	1
The Company shall maintain a share register that lists the surname, first name, contact information and citizenship (in the case of legal entities, the company name and company seat) of the holders and usufructuaries of the registered shares. A person recorded in the share register shall notify the Company of any change in contact information. Communications from the Company shall be deemed to have been validly made if sent to the shareholder's or authorized delivery agent's last registered contact information in the share register.

	2	Erwerber von Namenaktien werden auf Gesuch als Aktionäre mit Stimmrecht im Aktienbuch eingetragen, falls sie ausdrücklich erklären, diese Namenaktien im eigenen Namen und für eigene Rechnung erworben zu haben, keine Vereinbarung über die Rücknahme oder die Rückgabe entsprechender Aktien besteht und sie das mit den Aktien verbundene wirtschaftliche Risiko tragen.		2
An acquirer of registered shares shall be recorded upon request in the share register as a shareholder with voting rights, if such acquirer expressly declares to have acquired the registered shares in his own name and for his own account, that there is no agreement on the redemption of the relevant shares and that they bear the economic risk associated with the shares.

	3	Der Verwaltungsrat trägt einzelne Personen, die im Eintragungsgesuch nicht ausdrücklich erklären, die Namenaktien auf eigene Rechnung zu halten (Nominees), mit Stimmrecht im Aktienbuch ein, wenn der Nominee mit dem Verwaltungsrat eine Vereinbarung über seine Stellung abgeschlossen hat und einer anerkannten Bank- oder Finanzaufsicht untersteht.		3
The board of directors records persons who do not declare to hold the registered shares for their own account (Nominees) as shareholders with voting rights in the share register, if such Nominee has entered into an agreement regarding its position with the board of directors and is subject to a recognized banking or finance supervision.

	4	Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs oder Nominees Eintragungen im Aktienbuch mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche Angaben zustande gekommen sind. Der Betroffene muss über die Streichung informiert werden.		4
After hearing the registered shareholder concerned, the board of directors may cancel the registration of such shareholder as a shareholder with voting rights in the share register with retroactive effect as of the date of registration, if such registration was made based on false or misleading information. The relevant shareholder shall be informed of the cancellation.

	5	Der Verwaltungsrat regelt die Einzelheiten und trifft die zur Einhaltung der vorstehenden Bestimmungen notwendigen Anordnungen. Er kann in besonderen Fällen Ausnahmen von der Nomineeregelung bewilligen. Er kann seine Aufgaben delegieren.		5
The board of directors shall regulate the details and issue the instructions necessary for compliance with the preceding provisions. In special cases, it may grant exemptions from the rule concerning Nominees. The board of directors may delegate its duties.

		Artikel 6			Article 6
Rechtsausübung	1	Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	Exercise of Rights	1	The Company shall only accept one representative per share.
	2	Das Stimmrecht und die damit zusammenhängenden Rechte aus einer Namenaktie können der Gesellschaft gegenüber nur von einem Aktionär, Nutzniesser oder Nominee, der mit Stimmrecht im Aktienbuch eingetragen ist, ausgeübt werden.		2
Voting rights and appurtenant rights associated therewith may be exercised in relation to the Company by a shareholder, usufructuary of shares or nominee only to the extent that such person is recorded in the share register as a shareholder with voting rights.

		Abschnitt 3: Organe			Section 3: Corporate Bodies

	Artikel 7		Article 7
Organe	Die Organe der Gesellschaft sind: (a) die Generalversammlung; (b) der Verwaltungsrat; (c) die Revisionsstelle.	Corporate Bodies	The Company's bodies are: (a) the general meeting of shareholders; (b) the board of directors; (c) the auditors.

	A. Generalversammlung		A. General Meeting of Shareholders

	Artikel 8		Article 8
Befugnisse
Oberstes Organ der Gesellschaft ist die Generalversammlung der Aktionäre. Ihr stehen folgende unübertragbare Befugnisse zu:
(a)die Festsetzung und Änderung der Statuten;
(b)die Wahl der Mitglieder des Verwaltungsrats, des Präsidenten des Verwaltungsrats, der Mitglieder des Vergütungsausschusses, des unabhängigen Stimmrechtsvertreters und der Revisionsstelle;
(c)die Genehmigung des Lageberichts und der Konzernrechnung;
(d)die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende;
(e)die Festsetzung der Zwischendividende und die Genehmigung des dafür erforderlichen Zwischenabschlusses;
(f)die Beschlussfassung über die Rückzahlung der gesetzlichen Kapitalreserve;
(g)die Genehmigung der Vergütung des Verwaltungsrats und der Geschäftsleitung gemäss Art. 28 dieser Statuten;
(h)die Entlastung der Mitglieder des Verwaltungsrats und der mit der Geschäftsleitung betrauten Personen;
(i)die Dekotierung der Beteiligungspapiere der Gesellschaft; und
(j)die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind.
Powers
The general meeting of shareholders is the supreme corporate body of the Company. It has the following non-delegable powers:
(a)adoption and amendment of the Articles of Incorporation;
(b)election of the members of the board of directors, the chairman of the board of directors, the members of the compensation committee, the independent voting rights representative and the auditors;
(c)approval of the annual management report and the consolidated financial statements;
(d)approval of the annual financial statements and decision on the allocation of profits shown on the balance sheet, in particular with regard to dividends;
(e)the determination of interim dividends and the approval of the interim financial statements required for this purpose;
(f)the resolution on the repayment of the statutory capital reserve;
(g)approval of the compensation of the board of directors and of the executive management pursuant to Article 28 of these Articles of Incorporation;
(h)granting discharge to the members of the board of directors and the persons entrusted with the executive management;
(i)the delisting of the Company's equity securities; and
(j)passing of resolutions as to all matters reserved by law or under these Articles of Incorporation to the authority of the general meeting of shareholders.

	Artikel 9		Article 9

Ordentliche und ausserordentliche Generalversammlungen	1	Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Schluss des Geschäftsjahres statt.	Ordinary and Extraordinary General Meeting of Shareholders	1	The ordinary general meeting of shareholders shall be held each year within six months after the close of the fiscal year of the Company.
	2	Ausserordentliche Generalversammlungen finden statt, wenn der Verwaltungsrat oder die Revisionsstelle es für angezeigt erachten oder wenn es eine Generalversammlung beschliesst. Darüber hinaus können Aktionäre, die zusammen mindestens 5 Prozent des Aktienkapitals oder der Stimmen vertreten, gemeinsam schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrages, bei Wahlen der Namen der vorgeschlagenen Kandidaten, die Einberufung einer ausserordentlichen Generalversammlung verlangen.		2
Extraordinary general meetings of shareholders shall be held when deemed necessary by the board of directors or the auditors. Furthermore, extraordinary general meetings of shareholders shall be convened upon resolution of a general meeting of shareholders or if this is requested by one or more shareholders who represent an aggregate of at least 5 percent of the share capital or votes and who submit a written request specifying the agenda items and the proposals, in case of elections the name of the proposed candidates.

		Artikel 10			Article 10
Einberufung	1	Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls die Revisionsstelle, spätestens 20 Tage vor der Versammlung einberufen. Das Einberufungsrecht steht auch den Liquidatoren zu.	Notice	1
Notice of a general meeting of shareholders shall be given by the board of directors or, if necessary, by the auditors, no later than twenty calendar days prior to the date of the general meeting of shareholders. The liquidators may also call the general meeting of shareholders.

	2	Die Einberufung erfolgt durch einmalige Bekanntmachung im Publikationsorgan der Gesellschaft. Namenaktionäre können überdies schriftlich orientiert werden.		2
Notice of the general meeting of shareholders shall be given by way of a one-time announcement in the official means of publication of the Company. In addtion, shareholders of record may be informed by ordinary mail.

	3	Spätestens 20 Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht, der Vergütungsbericht, und die Revisionsberichte zugänglich zu machen.		3	The annual report, the compensation report and the auditors' reports shall be made available to the shareholders no later than twenty calendar days prior to the annual general meeting of shareholders.

	4	In der Einberufung sind bekanntzugeben: 1. Datum, Beginn, Art und Ort der Generalversammlung; 2. die Verhandlungsgegenstände; 3. die Anträge des Verwaltungsrates samt kurzer Begründung; 4. gegebenenfalls die Anträge der Aktionäre samt kurzer Begründung; und 5. der Name und die Adresse des unabhängigen Stimmrechtsvertreters.		4
The notice shall include:
1.    date, beginning, mode and venue of the general meeting of shareholders;
2.    the agenda;
3.    the proposals of the board of directors together with a brief statement of the reasons;
4.    proposals of the shareholders, if any, together with a brief statement of the reasons; and
5.    name and address of the independent voting rights representative.

		Artikel 10a			Article 10a
Tagungsort	1	Der Verwaltungsrat bestimmt den Tagungsort der Generalversammlung, welche in der Schweiz oder im Ausland durchgeführt werden kann.	Venue	1	The board of directors shall determine the venue of the general meeting of shareholders, which may be held in Switzerland or abroad.
	2	Der Verwaltungsrat kann bestimmen, dass die Generalversammlung an verschiedenen Orten gleichzeitig durchgeführt wird, sofern die Voten der Teilnehmer unmittelbar in Bild und Ton an sämtliche Tagungsorte übertragen werden.		2
The board of directors can determine that the general meeting of shareholders be held simultaneously at different locations, provided that the contributions of the participants are transmitted directly in video and audio to all venues.

	3	Der Verwaltungsrat kann vorsehen, dass die Generalversammlung auf elektronischem Weg ohne Tagungsort durchgeführt wird.		3	The board of directors may also provide that the general meeting of shareholders will be held by electronic means without a venue.

		Artikel 11			Article 11

Traktandierung	1	Aktionäre, die alleine oder zusammen über mindestens 0.5 Prozent des Aktienkapitals oder der Stimmen verfügen, können die Traktandierung eines Verhandlungsgegenstandes oder die Aufnahme eines Antrages zu einem Verhandlungsgegenstand in die Einberufung der Generalversammlung verlangen. Ein solches Gesuch muss der Gesellschaft mindestens 45 Kalendertage vor der Versammlung schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrags oder der Anträge zugehen.	Agenda	1
One or more shareholders whose combined shareholdings represent at least 0.5 percent of the share capital or votes may request that an item be included on the agenda of a general meeting of shareholders or that a proposal relating to an agenda item be included in the notice convening the general meeting of shareholders. Such a request must be received by the Company in writing at least 45 calendar days prior to the general meeting of shareholders, specifying the agenda item and the proposal or proposals.

	2	Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen kann die Generalversammlung keine Beschlüsse fassen; ausgenommen sind Anträge auf Einberufung einer ausserordentlichen Generalversammlung und auf Durchführung einer Sonderuntersuchung.		2
No resolutions may be passed at a general meeting of shareholders concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a general meeting of shareholders to convene an extraordinary general meeting of shareholders or to initiate a special investigation.

	3	Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.		3	No previous notification shall be required for proposals concerning items included on the agenda and for debates as to which no vote is taken.

		Artikel 12			Article 12
Vorsitz der Generalversammlung, Stimmenzähler, Protokoll	1	Der Präsident des Verwaltungsrats führt den Vorsitz in der Generalversammlung. Bei seiner Abwesenheit führt der Vizepräsident des Verwaltungsrats den Vorsitz. Ist auch dieser abwesend, so wird der Vorsitzende durch den Verwaltungsrat gewählt.	Acting Chair, Vote Counters, Minutes	1
At the general meeting of shareholders, the Chairman of the board of directors or, in his absence, the Vice-Chairman or, in his absence, any other person designated by the board of directors shall take the chair.

	2	Der Vorsitzende bezeichnet einen Protokollführer und die Stimmenzähler, die nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.		2
The acting chair of the general meeting of shareholders shall appoint the secretary and the vote counters, none of whom need be shareholders. The minutes of the general meeting of shareholders shall be signed by the acting chair and the secretary.

3	Die Beschlüsse und Wahlergebnisse sind unter Angabe der genauen Stimmenverhältnisse innerhalb von 15 Kalendertagen nach der Generalversammlung auf elektronischem Weg zugänglich zu machen; jeder Aktionär kann verlangen, dass ihm das Protokoll innerhalb von 30 Kalendertagen nach der Generalversammlung zugänglich gemacht wird.	3
The resolutions and election results shall be made available electronically within 15 calendar days after the general meeting of shareholders, stating the exact proportion of votes; each shareholder may request that the minutes be made available to him within 30 calendar days after the general meeting of shareholders.

		Artikel 13			Article 13
Stimmrecht, Vertretung	1	Jede mit Stimmrecht im Aktienbuch eingetragene Aktie berechtigt zu einer Stimme.	Voting Rights, Representation	1	Each share registered in the share register grants one vote.
	2	Der Verwaltungsrat erlässt die Verfahrensvorschriften über die Teilnahme und Vertretung an der Generalversammlung. Ein Aktionär kann sich an der Generalversammlung nur durch den unabhängigen Stimmrechtsvertreter (mittels schriftlicher oder elektronischer Vollmacht), seinen gesetzlichen Vertreter oder (mittels schriftlicher Vollmacht) durch einen anderen Bevollmächtigten, der nicht Aktionär zu sein braucht, vertreten lassen. Alle von einem Aktionär gehaltenen Aktien können nur von einer Person vertreten werden.		2
The board of directors shall issue procedural rules regarding participation in and representation at the general meeting of shareholders. A shareholder may be represented only by the independent voting rights representative (unabhängiger Stimmrechtsvertreter) (by way of a written or electronic proxy), his legal representative or, by means of a written proxy, by any other proxy who need not be a shareholder. All shares held by one shareholder must be represented by only one representative.

	3	Die Generalversammlung wählt den unabhängigen Stimmrechtsvertreter für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich. Hat die Gesellschaft aus irgendwelchen Gründen keinen unabhängigen Stimmrechtsvertreter, bezeichnet der Verwaltungsrat für die nächste stattfindende Generalversammlung einen unabhängigen Stimmrechtsvertreter.		3
The general meeting of shareholders shall elect the independent voting rights representative at a general meeting of shareholders for a term of office extending until completion of the next ordinary general meeting of shareholders. Re-election is possible. If the company does not have an independent voting rights representative for whatever reason, the board of directors shall appoint the independent voting rights representative for the next meeting of shareholders.

	4	Der Verwaltungsrat regelt die Anforderungen an die Vollmachten und Weisungen an den unabhängigen Stimmrechtsvertreter.		4	The board of directors shall issue the particulars for the proxy of and for providing instructions to the independent voting rights representative.

		Artikel 14			Article 14
Beschlüsse, Wahlen	1	Die Generalversammlung beschliesst und wählt, soweit das Gesetz und die Statuten es nicht anders bestimmen, mit der Mehrheit der vertretenen Aktienstimmen.	Resolutions and Elections	1
Unless otherwise required by law or these Articles of Incorporation, the general meeting of shareholders shall take resolutions and decide elections upon a majority of the votes represented at the general meeting of shareholders.

2
Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:
(a)die Änderung des Gesellschaftszweckes;
(b)die Zusammenlegung von Aktien;
(c)die Einführung von Stimmrechtsaktien;
(d)die Beschränkung der Übertragbarkeit von Namenaktien und die Aufhebung einer solchen Beschränkung;
(e)die Einführung eines bedingten Kapitals oder die Einführung eines Kapitalbands;
(f)die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder durch Verrechnung mit einer Forderung und die Gewährung von besonderen Vorteilen;
(g)die Einschränkung oder Aufhebung des Bezugsrechtes;
(h)die Einführung des Stichentscheids des Vorsitzenden in der Generalversammlung;
(i)die Dekotierung der Beteiligungspapiere der Gesellschaft
(j)die Verlegung des Sitzes der Gesellschaft;
(k)den Wechsel der Währung des Aktienkapitals;
(l)die Einführung einer statutarischen Schiedsklausel; und
(m)die Auflösung der Gesellschaft.
2
The approval of at least two-thirds of the votes and the majority of the par value of shares, each as represented at a general meeting of shareholders, shall be required for resolutions with respect to:
(a)The amendment or modification of the purpose of the Company;
(b)the combination of shares;
(c)the creation of shares with privileged voting rights;
(d)the restriction on the transferability of registered shares and the cancelation of such restriction;
(e)the introduction of conditional share capital or the introduction of a capital range;
(f)an increase of the share capital through the conversion of capital surplus, through contribution in kind, by set-off against a claim, or the granting of special privileges;
(g)the limitation or withdrawal of preemptive rights;
(h)the introduction of the casting vote of the acting chair in the general meeting of shareholders;
(i)the delisting of the Company's equity securities;
(j)the relocation of the registered office of the Company;
(k)the change of currency of the share capital;
(l)the introduction of an arbitration clause in the Articles of Incorporation; and
(m)the dissolution of the Company.

3	Die Abstimmungen und Wahlen erfolgen offen, es sei denn, dass die Generalversammlung schriftliche Abstimmung respektive Wahl (einschliesslich elektronische Abstimmungsverfahren) beschliesst oder der Vorsitzende dies anordnet.	3
Resolutions and elections shall be decided by a show of hands, unless a written ballot (including electronic voting systems) is resolved by the general meeting of shareholders or is ordered by the acting chair of the general meeting of shareholders.

B. Verwaltungsrat	B. Board of Directors

		Artikel 15			Article 15
Anzahl der Verwaltungsräte		Der Verwaltungsrat besteht aus mindestens 3 und höchstens 11 Mitgliedern.	Number of Directors		The board of directors shall consist of no less than 3 and no more than 11 members.

		Artikel 16			Article 16
Wahl, Amtsdauer	1	Die Mitglieder des Verwaltungsrats und der Präsident des Verwaltungsrats werden von der Generalversammlung einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt. Findet die ordentliche Generalversammlung später als sechs Monate nach Abschluss des Geschäftsjahres statt, so dauert die Amtsdauer dennoch bis zum Abschluss der ordentlichen Generalversammlung.	Election, Term of Office	1
The shareholders shall elect the members of the board of directors and the chair of the board of directors individually at a general meeting of shareholders for a term of office extending until completion of the next ordinary general meeting of shareholders. If the ordinary general meeting of shareholders is held more than six months after the end of the financial year, the term of office shall nevertheless continue until the end of the ordinary general meeting of shareholders.

	2	Die Mitglieder des Verwaltungsrats sind jederzeit wieder wählbar.		2	Members of the board of directors may be re-elected at any time.
	3	Ist das Präsidium vakant, bezeichnet der Verwaltungsrat aus seiner Mitte einen neuen Präsidenten für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalsversammlung.		3
If the office of the chair of the board of directors is vacant, the board of directors shall appoint the chair from among its members for a term of office extending until completion of the next ordinary general meeting of shareholders.

		Artikel 17			Article 17

Organisation des Verwaltungsrats, Ersatz der Auslagen	1	Vorbehältlich der Wahl des Präsidenten des Verwaltungsrats und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Er kann aus seiner Mitte einen oder mehrere Vize-Präsidenten wählen sowie einen Sekretär bezeichnen, der nicht Mitglied des Verwaltungsrats zu sein braucht.	Organization of the Board of Directors, Reimbursement of Expenses	1
Except for the election of the chairman of the board of directors and the members of the compensation committee by the general meeting of shareholders, the board of directors shall constitute itself. It may elect from among its members one or several vice-chairmen and appoint a secretary who need not be a member of the board of directors.

	2	Der Verwaltungsrat ordnet im Übrigen im Rahmen von Gesetz und Statuten seine Organisation und Beschlussfassung durch ein Organisationsreglement.		2	Subject to applicable law and these Articles of Incorporation, the board of directors shall establish the particulars of its organization in organizational regulations.
	3	Die Mitglieder des Verwaltungsrats haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen.		3	The members of the board of directors shall be entitled to the reimbursement of all expenses incurred in the interests of the Company.

		Artikel 18			Article 18
Einberufung, Beschlussfassung, Protokoll	1	Sitzungen des Verwaltungsrats werden vom Präsidenten oder im Falle seiner Verhinderung vom Vize-Präsidenten oder einem anderen Mitglied des Verwaltungsrats einberufen, so oft dies als notwendig erscheint oder wenn ein Mitglied es schriftlich oder per E-Mail oder einer anderen Art der elektronischen Übermittlung unter Angabe der Gründe verlangt. Sitzungen können auch per Telefon- oder Videokonferenz durchgeführt werden.	Invitation, Resolutions, Minutes	1
The chairman or, should he be unable to do so, the vice-chairman or any other member of the board of directors shall convene meetings of the board of directors if and when the need arises or whenever a member indicating the reasons so requests in writing or via e-mail or another form of electronic communication. Meetings may also be held by telephone or video conference.

	2	Der Verwaltungsrat fasst seine Beschlüsse mit der Mehrheit der abgegebenen Stimmen. Der Vorsitzende hat den Stichentscheid.		2	Resolutions of the board of directors shall be adopted upon a majority of the votes cast. In the event of a tie, the chairman shall have the casting vote.
	3	Zur Beschlussfähigkeit des Verwaltungsrats ist die Anwesenheit der Mehrheit seiner Mitglieder erforderlich. Kein Präsenzquorum ist erforderlich für die Anpassungs- und Feststellungsbeschlüsse des Verwaltungsrats im Zusammenhang mit Kapitalerhöhungen oder einem Wechsel der Währung des Aktienkapitals.		3
In order to pass resolutions, at least a majority of the members of the board of directors must be present. No attendance quorum shall be required for confirmation or amendment resolutions of the board of directors in connection with capital increase or a change in the currency of the share capital.

4	Beschlüsse können auch auf schriftlichem Weg oder in elektronischer Form gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt.	4	Resolutions may be passed by way of written consent or electronically, provided that no member requests oral deliberation.
5	Die Beschlüsse sind in einem Protokoll festzuhalten, das vom Sitzungspräsidenten und dem Sekretär zu unterzeichnen ist.	5	The resolutions shall be confirmed in the minutes, which are to be signed by the acting chair and the secretary.

		Artikel 19			Article 19
Befugnisse des Verwaltungsrates	1	Der Verwaltungsrat kann in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.	Powers of the Board of Directors	1
The board of directors may pass resolutions with respect to all matters that are not reserved to the general meeting of shareholders or any other corporate body by law or under these Articles of Incorporation.

	2
Er hat folgende unübertragbare und unentziehbare Aufgaben:
(a)die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;
(b)die Festlegung der Organisation;
(c)die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung;
(d)die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und die Regelung von deren Zeichnungsberechtigung;
(e)die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;
(f)die Erstellung des Geschäftsberichts und des Vergütungsberichts sowie gegebenenfalls andere gesetzlich vorgeschriebene Berichte;
(g)die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;
(h)die Beschlussfassung über nachträgliche Leistung von Einlagen auf nicht vollständig liberierten Aktien und daraus folgende Statutenänderungen;
(i)die Beschlussfassung über die Veränderung des Aktienkapitals, soweit dies in der Kompetenz des Verwaltungsrates liegt, die Feststellung von Kapitalveränderungen, die Erstellung des Kapitalerhöhungsberichts und die Vornahme der entsprechenden Statutenänderungen (einschliesslich Löschungen);
(j)die gemäss Fusionsgesetz unübertragbaren und unentziehbaren Aufgaben und Befugnisse des Verwaltungsrats;
(k)die Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Richters im Falle der Überschuldung;
(l)andere durch Gesetz oder Statuten dem Verwaltungsrat vorbehaltene Aufgaben und Befugnisse.
				2
The board of directors has the following non-delegable and inalienable duties:
(a)the ultimate direction of the business of the Company and the issuance of the necessary instructions;
(b)the determination of the organization of the Company;
(c)the administration of accounting, financial control and financial planning;
(d)the appointment and removal of the persons entrusted with executive management and their representation of the Company;
(e)the ultimate supervision of the persons entrusted with management of the Company, specifically in view of their compliance with the law, these Articles of Incorporation, the regulations and directives;
(f)the preparation of the business report, the compensation report and other reports as required by law, if any;
(g)the preparation of the general meetings of shareholders as well as the implementation of the resolutions adopted by the general meetings of shareholders;
(h)the adoption of resolutions regarding the subsequent payment of capital with respect to non-fully paid up shares and the amendments to the Articles of Incorporation related thereto;
(i)the adoption of resolutions on the change of the share capital to the extent that such power is vested in the board of directors, the ascertainment of capital changes, the preparation of the report on the capital increase, and the respective amendments of the Articles of Incorporation (including deletions);
(j)the non-delegable and inalienable duties and powers of the board of directors pursuant to the Merger Act;
(k)the submission of a petition for debt-restructuring moratorium and the notification of the court if liabilities exceed assets;
(l)any other matter reserved to the board of directors by the law or the Articles of Incorporation.

	3	Im Übrigen kann der Verwaltungsrat die Geschäftsführung sowie die Vertretung der Gesellschaft im Rahmen der gesetzlichen Bestimmungen durch Erlass eines Organisationsreglements ganz oder teilweise an einzelne oder mehrere seiner Mitglieder oder an andere natürliche Personen übertragen.		3
The board of directors may delegate the executive management of the Company in whole or in part to one or several individual directors or to individuals other than directors pursuant to organizational regulations.

		C. Der Vergütungsausschuss			C. The Compensation Committee

		Artikel 20			Article 20
Anzahl der Mitglieder		Der Vergütungsausschuss besteht aus mindestens zwei Mitgliedern.	Number of Members		The compensation committee shall consist of no less than two members.

		Artikel 21			Article 21
Wahl und Amtsdauer	1	Die Mitglieder des Vergütungsausschusses werden von der Generalversammlung einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt. Wählbar sind nur Mitglieder des Verwaltungsrates.	Election and Term of Office	1
The general meeting of shareholders shall elect the members of the compensation committee individually for a term of office extending until completion of the next ordinary general meeting of shareholders. Only members of the board of directors may be elected.

	2	Die Mitglieder des Vergütungsausschusses sind jederzeit wieder wählbar.		2	Members of the compensation committee may be re-elected at any time.
	3	Bei Vakanzen im Vergütungsausschuss kann der Verwaltungsrat aus seiner Mitte Ersatzmitglieder für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung bezeichnen.		3
If there are vacancies on the compensation committee, the board of directors shall appoint from among its members substitutes for a term of office extending until completion of the next ordinary general meeting of shareholders.

		Artikel 22			Article 22

Organisation des Vergütungsausschusses	1	Der Vergütungsausschuss konstituiert sich unter Vorbehalt der Kompetenzen der Generalversammlung und des Verwaltungsrats selbst. Der Verwaltungsrat bezeichnet den Vorsitzenden des Vergütungsausschusses.	Organization of the Compensation Committee	1
The compensation committee constitutes itself subject to the powers of the general meeting of shareholders and the board of directors. The board of directors shall elect the chair of the compensation committee.

	2	Im Übrigen erlässt der Verwaltungsrat ein Reglement über die Organisation und Beschlussfassung des Vergütungsausschusses.		2	The board of directors shall establish the particulars of the organization and adoption of resolutions of the compensation committee in regulations.

		Artikel 23			Article 23
Befugnisse des Vergütungsausschusses	1	Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungsstrategie und -richtlinien sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung betreffend die Vergütung des Verwaltungsrats und der Geschäftsleitung und kann dem Verwaltungsrat Anträge zu weiteren Vergütungsfragen unterbreiten.	Powers of the Compensation Committee	1
The compensation committee shall support the board of directors in establishing and reviewing the compensation strategy and guidelines as well as in preparing the proposals to the general meeting of shareholders regarding the compensation of the board of directors and of the executive management, and may submit proposals to the board of directors in other compensation-related issues.

	2	Der Verwaltungsrat legt in einem Reglement fest, für welche Funktionen des Verwaltungsrats und der Geschäftsleitung der Vergütungsausschuss dem Verwaltungsrat Vorschläge für die Leistungswerte, Zielwerte und die Vergütung unterbreitet und für welche Funktionen er selbst im Rahmen der Statuten und der vom Verwaltungsrat erlassenen Vergütungsrichtlinien die Leistungswerte, Zielwerte und die Vergütung festsetzt.		2
The board of directors shall determine in regulations for which positions of the board of directors and of the executive management, the compensation committee shall submit proposals for the performance metrics, target values and the compensation to the board of directors, and for which positions it shall itself determine, in accordance with the Articles of Incorporation and the compensation guidelines established by the board of directors, the performance metrics, target values and the compensation.

	3	Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben zuweisen, die in einem Reglement festgehalten werden.		3	The board of directors may determine in regulations to delegate further authorities and duties to the compensation committee.

		D. Die Revisionsstelle			D. Auditors

		Artikel 24			Article 24

Wahl, Amtsdauer	1	Die Generalversammlung wählt die Revisionsstelle.	Election, Term of Office	1	The auditors shall be elected by the general meeting of shareholders.
	2	Die Revisionsstelle wird von der Generalversammlung für eine Amtsdauer eines Geschäftsjahres gewählt. Ihre Amtszeit endet mit der Genehmigung der Jahresrechnung für das betreffende Geschäftsjahr durch die Generalversammlung. Wiederwahl ist möglich.		2
The shareholders shall elect the auditors at a general meeting of shareholders for a term of office extending one financial year. Their term of office ends with the approval of the annual financial statements of the respective financial year by the general meeting of shareholders. Re-election is possible.

		Artikel 25			Article 25
Prüfungs-, Berichterstattungspflicht		Die Revisionsstelle nimmt ihre Prüfungs- und Berichterstattungspflichten in Übereinstimmung mit dem Gesetz wahr.	Duty of Auditing and Reporting		The auditors shall perform their duties to audit and report in accordance with the law.

		Artikel 26			Article 26
Besondere Abklärungen, Zwischenrevisionen		Der Verwaltungsrat kann die Revisionsstelle jederzeit beauftragen, besondere Abklärungen, insbesondere Zwischenrevisionen, durchzuführen und darüber Bericht zu erstatten.	Special Audits, Interim Audits		The board of directors may at any time request the auditors to conduct special audits, including interim audits, and to submit a respective report.

		Abschnitt 4: Vergütung der Mitglieder des Verwaltungsrates und der Geschäftsleitung			Section 4: Compensation of the Board of Directors and the Executive Management
		Artikel 27			Article 27
Grundsätze der Vergütungen	1	Die Vergütung der Mitglieder des Verwaltungsrats kann fixe und variable Vergütungselemente umfassen. Die Gesamtvergütung berücksichtigt Funktion und Verantwortungsstufe des Empfängers.	General Compensation Principles	1
Compensation of the members of the board of directors may consist of fixed and variable compensation. Total compensation shall take into account the position and level of responsibility of the recipient.

	2	Die Vergütung der Mitglieder der Geschäftsleitung besteht aus fixen und variablen Vergütungselementen. Die fixe Vergütung umfasst das Basissalär und weitere nicht-variable Vergütungselemente. Die variable Vergütung kann kurzfristige und langfristige variable Vergütungselemente umfassen.		2
Compensation of the members of the executive management consists of fixed and variable compensation elements. Fixed compensation comprises the base salary and other non-variable compensation elements. Variable compensation may comprise short-term and long-term variable compensation elements.

	3	Die kurzfristigen variablen Vergütungselemente orientieren sich an Leistungswerten, die das Erreichen von operativen, strategischen, finanziellen oder anderen Zielen, das Ergebnis der Gesellschaft, des Konzerns oder Teilen davon und/oder individuelle Ziele berücksichtigen, und deren Erreichung sich in der Regel während eines einjährigen Zeitraums bemisst. Je nach erreichter Leistung kann sich die Vergütung auf einen vordefinierten Multiplikator des Zielwerts belaufen.		3
Short-term variable compensation elements shall be governed by performance metrics that take into account the achievement of operational, strategic, financial or other objectives, the results of the Company, the group or parts thereof and/or individual targets, and achievement of which is generally measured during a one-year period. Depending on achieved performance, the compensation may amount to a multiplier of target level.

	4
Die langfristigen variablen Vergütungselemente orientieren sich an Leistungswerten, welche die Entwicklung des Aktienkurses oder Aktienergebnisses absolut oder im Verhältnis zu Vergleichsgruppen oder Indices und/oder das Ergebnis der Gesellschaft, des Konzerns oder Teilen davon und/oder das Erreichen von operativen, strategischen, finanziellen oder anderen Zielen absolut oder im Vergleich zum Markt, anderen Unternehmen oder vergleichbaren Richtgrössen und/oder Elemente zwecks Mitarbeiterbindung berücksichtigen. Die Zielerreichung bemisst sich in der Regel während eines mehrjährigen Zeitraums, sowie an Elementen zwecks Mitarbeiterbindung. Je nach erreichter Leistung kann sich die Vergütung auf einen vordefinierten Multiplikator des Zielwerts belaufen.
				4
Long-term variable compensation elements shall be governed by performance metrics that take into account the development of the share price or share performance in absolute terms or in relation to peer groups or indices and/or the results of the Company, the group or parts thereof and/or the achievement of operational, strategic, financial or other objectives in absolute terms or in relation to the market, other companies or comparable benchmarks and/or retention elements. An achievement of the objectives is generally measured over a period of several years. Depending on achieved performance, the compensation may amount to a multiplier of target level.

5	Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen Leistungs- und Zielwerte sowie deren Gewichtung und Erreichung fest.	5
The board of directors or, to the extent delegated to it, the compensation committee shall determine the performance metrics and target levels of the short- and long-term variable compensation elements, as well as their achievement.

6
Die Vergütung kann in der Form von Geld, Aktien oder Sach- oder Dienstleistungen ausgerichtet werden werden; Vergütung der Mitglieder der Geschäftsleitung kann zusätzlich in der Form von aktienbasierten Instrumenten oder Einheiten ausgerichtet werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen Zuteilungs-, Vesting-, Ausübungs- und Verfallsbedingungen fest. Sie können insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse, wie eines Kontrollwechsels oder der Beendigung des Arbeits- oder Mandatsverhältnisses, Vesting-, Ausübungs- und Verfallsbedingungen weitergelten, verkürzt oder aufgehoben werden, Vergütungen unter der Annahme der Erreichung von Zielwerten ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die erforderlichen Aktien auf dem Markt erwerben, aus Beständen eigener Aktien entnehmen oder unter Verwendung von bedingtem oder genehmigtem Kapital bereitstellen.
		6
Compensation may be paid in the form of cash, shares, or in the form of other types of benefits benefits; for the executive management, compensation may in addition be paid in the form of share-based instruments or units. The board of directors or, to the extent delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions. In particular, they may provide for continuation, acceleration or removal of vesting, exercise and forfeiture conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares through purchases in the market, from treasury shares or by using contingent or authorized share capital.

7	Die Vergütung kann durch die Gesellschaft oder durch von ihr kontrollierte Unternehmen ausgerichtet werden.	7	Compensation may be paid by the Company or companies controlled by it.

		Artikel 28			Article 28
Genehmigung der Vergütungen	1	Die Generalversammlung genehmigt die Anträge des Verwaltungsrats in Bezug auf die maximalen Gesamtbeträge der (a)Vergütung des Verwaltungsrats für die kommende Amtsdauer; und (b)der fixen Vergütung der Geschäftsleitung für die Periode vom 1. Juli des laufenden bis zum 30. Juni des folgenden Jahres; und (c)der variablen Vergütungselemente der Geschäftsleitung für das laufende Geschäftsjahr.	Approval of Compensation	1
The general meeting of shareholders shall approve the proposals of the board of directors in relation to the maximum aggregate amounts of:
(a)the compensation of the board of directors for the next term of office; and
(b)of the fixed compensation of the executive management for the period of July 1 of the current year until June 30 of the following year; and
(c)of the variable compensation elements of the executive management for the current financial year.

	2	Der Verwaltungsrat kann der Generalversammlung abweichende, zusätzliche oder bedingte Anträge in Bezug auf die maximalen Gesamtbeträge, mehrere maximale Teilbeträge für die gleichen oder andere Zeitperioden und/oder einzelne Vergütungselemente und/oder in Bezug auf Zusatzbeträge für besondere Vergütungselemente zur Genehmigung vorlegen.		2
The board of directors may submit for approval by the general meeting of shareholders deviating, additional or conditional proposals relating to the maximum aggregate amount or maximum partial amounts for the same or different periods and/or specific compensation components and/or in relation to additional amounts for specific compensation components.

	3	Die Vergütung kann vor der Genehmigung durch die Generalversammlung unter Vorbehalt der nachträglichen Genehmigung ausgerichtet werden.		3	Compensation may be paid out prior to approval by the general meeting of shareholders subject to subsequent approval.
	4	Genehmigt die Generalversammlung einen Antrag des Verwaltungsrats nicht, setzt der Verwaltungsrat den entsprechenden (maximalen) Gesamtbetrag oder (maximale) Teilbeträge unter Berücksichtigung aller relevanten Faktoren neu fest und unterbreitet den oder die so festgesetzten Beträge der gleichen Generalversammlung, einer ausserordentlichen Generalversammlung oder der nächsten ordentlichen Generalversammlung zur Genehmigung.		4
If the general meeting of shareholders does not approve a proposal of the board of directors, the board of directors newly determines the maximum aggregate amount or maximum partial amounts taking into account all relevant factors and submits such amounts for approval to the same general meeting of shareholders, to an extraordinary general meeting of shareholders or to the next ordinary general meeting of shareholders.

	5	Werden variable Vergütungen prospektiv genehmigt, legt der Verwaltungsrat der Generalversammlung den Vergütungsbericht zur Konsultativabstimmung vor.		5	If variable compensation is approved prospectively, the board of directors shall submit the compensation report to the general meeting of shareholders for a consultative vote.

		Artikel 29			Article 29
Zusatzbetrag	1	Die Gesellschaft oder von ihr kontrollierte Gesellschaften sind ermächtigt, Mitgliedern der Geschäftsleitung, die während einer Periode, für welche die Vergütung der Geschäftsleitung bereits genehmigt ist, in die Geschäftsleitung eintreten oder befördert werden, einen Zusatzbetrag auszurichten, sofern der für die betreffende Periode bereits genehmigte Gesamtbetrag für deren Vergütung nicht ausreicht.	Supplementary Amount	1
The Company or companies under its control shall be authorized to pay a supplementary amount of compensation ratified by the shareholders at a general meeting of shareholders to members of the executive management who joined or were promoted during a compensation period for which the maximum aggregate amount of compensation has already been approved, but is insufficient to cover compensation of such members of the executive management.

	2	Der Zusatzbetrag darf je Vergütungsperiode je Mitglied 50% des letzten genehmigten maximalen Gesamtbetrags der Vergütung der Geschäftsleitung nicht übersteigen.		2	The supplementary amount per compensation period per member shall not exceed 50% of the maximum aggregate amount of compensation of the executive management last approved.

		Abschnitt 5: Verträge mit Mitgliedern des Verwaltungsrats und der Geschäftsleitung			Section 5: Agreements regarding Compensation with Members of the Board of Directors and the Executive Management

		Artikel 30			Article 30
Verträge mit Mitgliedern des Verwaltungsrats und der Geschäftsleitung	1	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern des Verwaltungsrats befristete oder unbefristete Verträge über deren Mandat und Vergütung abschliessen. Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.	Agreements with Members of the Board of Directors and the Executive Management	1
The Company or companies under its control may enter into mandate or other agreements with the members of the board of directors regarding their compensation as directors for a fixed term or for an indefinite term. The duration and termination are subject to term of office and the law.

	2	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung befristete oder unbefristete Arbeitsverträge abschliessen. Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr. Eine Erneuerung ist zulässig. Unbefristete Verträge haben eine Kündigungsfrist von maximal einem Jahr.		2
The Company or companies under its control may enter into employment agreements with the members of the executive management for a fixed term or for an indefinite term. The duration of fixed term agreements may not exceed one year. A renewal of a fixed term agreement is permissible. Agreements for an indefinite term may have a termination notice period of a maximum of one year.

	3	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung Konkurrenzverbote für die Zeit nach Beendigung des Arbeitsverhältnisses vereinbaren. Deren Dauer soll zwei Jahre nicht übersteigen. Zur Abgeltung eines solchen Konkurrenzverbots darf eine Entschädigung pro Jahr ausgerichtet werden, deren Höhe die letzte Gesamtjahresvergütung des betreffenden Mitglieds der Geschäftsleitung und in keinem Fall den Durchschnitt der Vergütungen der letzten drei Geschäftsjahre übersteigen.		3
The Company or companies under its control may enter into non-competition agreements with members of the executive management for the period after the termination of the employment agreement. The duration of any such non-competition undertaking by a member of the executive management shall not exceed two years, and the consideration paid for a non-competition undertaking shall not exceed the sum of the total annual compensation of the respective member of the executive management last paid and in no event exceed the average of the compensation of the last three financial years.

		Abschnitt 6: Darlehen, Kredite und Vorsorgeleistungen an die Mitglieder des Verwaltungsrats und der Geschäftsleitung			Section 6: Loans, Credits, Post-Retirement Benefits to members of the Board of Directors and the Executive Management

		Artikel 31			Article 31
Darlehen und Kredite
Kredite an Mitglieder des Verwaltungsrats und der Geschäftsleitung dürfen von der Gesellschaft oder von ihr kontrollierten Gesellschaften nur zu Marktbedingungen und nur solange ausgerichtet werden, als die Gesamtsumme der insgesamt ausstehenden Kredite an dieses Mitglied des Verwaltungsrats oder der Geschäftsleitung einschliesslich der zu gewährenden Kredite das Zweifache der letztmalig an dieses Mitglied bezahlten oder erstmaligen Jahresvergütung nicht übersteigt.
Loans and Credits
Credits to members of the board of directors and the executive management can solely be granted at standard market rates and the aggregate amount of credit to the member of the board of directors or executive management may not exceed double the total annual compensation of the respective member of the executive management last paid or payable for the first time.

		Artikel 32			Article 32

Vorsorgeleistungen ausserhalb der beruflichen Vorsorge
Vorbehältlich der Genehmigung durch die Generalversammlung gemäss Artikel 28 dieser Statuten können die Gesellschaft oder von ihr kontrollierte Gesellschaften an Mitglieder des Verwaltungsrates und der Geschäftsleitung Vorsorgeleistungen ausserhalb der beruflichen Vorsorge ausrichten, soweit solche Vorsorgeleistungen 100% der letztmalig an dieses Mitglied bezahlten Jahresvergütung nicht übersteigen. Im Fall von Kapitalabfindungen wird der Wert aufgrund anerkannter versicherungsmathematischer Methoden ermittelt.
			Post-Retirement Benefits beyond Occupational Benefit Scheme
Subject to the approval by the meeting of shareholders pursuant to Article 28 of these Articles of Incorporation, the Company or companies under its control may grant to members of the board of directors or the executive management post-retirement benefits beyond the occupational benefit scheme, if such post-retirement benefits do not exceed 100% of the total annual compensation of the respective member last paid. In case of capital settlements, the value is determined by recognized actuary methods.

		Abschnitt 7: Mandate ausserhalb des Konzerns			Section 7: Mandates Outside the Group

		Artikel 33			Article 33
Mandate ausserhalb des Konzerns	1	Kein Mitglied des Verwaltungsrates kann mehr als 15 zusätzliche Mandate wahrnehmen, wovon nicht mehr als 4 in börsenkotierten Unternehmen.	Mandates Outside the Group	1	No member of the board of directors may hold more than 15 additional mandates of which no more than 4 may be in listed companies.
	2	Kein Mitglied der Geschäftsleitung kann mehr als 5 zusätzliche Mandate wahrnehmen, wovon nicht mehr als 1 in einem börsenkotierten Unternehmen. Jedes dieser Mandate bedarf der Genehmigung durch den Präsidenten des Verwaltungsrates. Die Mitglieder der Geschäftsleitung dürfen keine Verwaltungsratsmandate in anderen börsenkotierten Unternehmen wahrnehmen.		2
No member of the executive management may hold more than 5 additional mandates of which no more than 1 may be in a listed company. Each of these mandates is subject to the approval by the Chairperson of the board of directors. Members of the executive management are not allowed to hold chairs of the board of directors of other listed companies.

	3	Die folgenden Mandate fallen nicht unter die Beschränkungen gemäss Absatz 1 und 2 dieses Artikels:		3	The following mandates shall not be subject to the limitations set forth in paragraphs 1 and 2 of this Article:
		(a) Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrollieren;			(a) mandates in companies which are controlled by the Company or which control the Company;

(b)    Mandate, die auf Anordnung der Gesellschaft oder von ihr kontrollierten Gesellschaften wahrgenommen werden. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als 10 solche Mandate wahrnehmen; und
					(b) mandates held at the request of the Company or companies controlled by it. No member of the board of directors or of the executive management shall hold more than 10 such mandates; and

(c)    Mandate in Vereinen, Verbänden, Stiftungen, Trusts, Personalfürsorgestiftungen, Bildungseinrichtungen und ähnlichen Organisationen. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als 10 solche Mandate wahrnehmen.

(c)    mandates in associations, professional or trade associations, foundations, trusts, employee welfare foundations, educational institutions, and similar organizations. No member of the board of directors or of the executive management shall hold more than 10 such mandates.

	4	Als Mandate gelten Mandate in vergleichbaren Funktionen bei anderen Unternehmen mit wirtschaftlichem Zweck. Mandate in verschiedenen Rechtseinheiten, die unter einheitlicher Kontrolle oder gleicher wirtschaftlicher Berechtigung stehen, gelten als 1 Mandat.		4
Mandates shall mean mandates in comparable functions at other enterprises with an economic purpose. Mandates in different legal entities that are under joint control or same beneficial ownership are deemed 1 mandate.

		Abschnitt 8: Geschäftsjahr, Gewinnverteilung			Section 8: Fiscal Year, Profit Allocation

		Artikel 34			Article 34
Geschäftsjahr		Das Geschäftsjahr der Gesellschaft wird vom Verwaltungsrat festgesetzt.	Fiscal Year		The board of directors determines the fiscal year.

		Artikel 35			Article 35
Verteilung des Bilanzgewinnes, Reserven	1	Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Anträge.	Allocation of Profits, Reserves	1
The profit shown on the annual statutory balance sheet shall be allocated by the general meeting of shareholders in accordance with applicable law. The board of directors shall submit its proposals to the general meeting of shareholders.

	2	Neben der gesetzlichen Reserve kann die Generalversammlung weitere Reserven schaffen.		2	Further reserves may be taken in addition to the reserves required by law by the general meeting of shareholders.
	3	Dividenden, die während fünf Jahren von ihrem Verfalltag an nicht bezogen worden sind, fallen der Gesellschaft zu und werden der allgemeinen Reserve zugeteilt.		3	Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.

		Abschnitt 9: Auflösung, Liquidation			Section 9: Winding-Up and Liquidation

		Artikel 36			Article 36
Auflösung, Liquidation	1	Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	Winding-Up, Liquidation	1	The general meeting of shareholders may at any time resolve on the winding-up and liquidation of the Company pursuant to applicable law and the provisions set forth in these Articles of Incorporation.
	2	Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.		2	The liquidation shall be effected by the board of directors, unless the general meeting of shareholders shall appoint other persons as liquidators.
	3	Die Liquidation der Gesellschaft erfolgt nach Massgabe der Art. 742 ff. OR. Die Liquidatoren sind ermächtigt, Aktiven (Grundstücke eingeschlossen) auch freihändig zu verkaufen.		3	The liquidation of the Company shall be effectuated pursuant to art. 742 et seq. CO. The liquidators are authorized to sell assets (including real estate) in the open market.
	4	Nach erfolgter Tilgung der Schulden wird das Vermögen unter den Aktionären nach Massgabe der einbezahlten Beträge verteilt.		4	Upon discharge of all liabilities, the assets of the Company shall be distributed to the shareholders pursuant to the amounts paid in.

		Abschnitt 10: Mitteilungen, Bekanntmachungen			Section 10: Communications, Announcements

		Artikel 37			Article 37

Mitteilungen, Publikationsorgan	1	Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt. Der Verwaltungsrat kann weitere Publikationsorgane bezeichnen.	Communications, Official Means of Publication	1	The official means of publication of the Company shall be the Swiss Official Gazette of Commerce. The board of directors may designate additional means of publication.
	2	Mitteilungen der Gesellschaft an die Aktionäre können nach Wahl des Verwaltungsrates gültig durch Publikation im Schweizerischen Handelsamtsblatt oder in einer Form, die den Nachweis durch Text ermöglicht, erfolgen.		2
Notices by the Company to the shareholders may, at the election of the board of directors, be validly given by publication in the Swiss Official Gazette of Commerce or in a form that allows proof by text.